Exhibit 10.1

EMPLOYMENT AGREEMENT

BY AND AMONG

MAGNOLIA BANCORP, INC.,

MUTUAL SAVINGS ANND LOAN ASSOCIATION

AND

MICHAEL l. HURLEY

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of May 16, 2024, is by and among Magnolia Bancorp, Inc., a Louisiana corporation (the “Corporation”), Mutual Savings and Loan Association, a federally-chartered savings association (the “Association” and collectively with the Corporation, the “Employers”), and Michael L. Hurley (the “Executive”).

WHEREAS, the Executive currently serves as the Chairman, President and Chief Executive Officer of the Corporation and the Association;

WHEREAS, the Employers desire to be ensured of the Executive’s continued active participation in the business of the Employers; and

WHEREAS, the Executive is willing to serve each of the Corporation and the Association on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.            Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)            Annual Cash Compensation. The Executive’s “Annual Cash Compensation” for purposes of this Agreement shall be deemed to mean the sum of (i) the highest amount of Base Salary ever paid to the Executive, and (ii) the average cash bonus earned by the Executive from the Employers or any subsidiary thereof (in each case including any deferred amounts) during the two years immediately preceding the year in which the Date of Termination occurs.

(b)            Base Salary. “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(c)            Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, willful conduct which is materially detrimental (monetarily or otherwise) to the Employers or material breach of any provision of this Agreement.

(d)            Change in Control. “Change in Control” shall mean a change in the ownership of the Corporation or the Association, a change in the effective control of the Corporation or the Association or a change in the ownership of a substantial portion of the assets of the Corporation or the Association, in each case as provided under Section 409A of the Code and the regulations thereunder; provided, however, that none of the transactions in connection with the conversion of the Association from mutual to stock form, including the Association’s issuance of stock to the Corporation, shall be deemed to be a Change in Control.

(e)            Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)            Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(g)            Disability. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employers.

(h)            Good Reason. “Good Reason” means the occurrence of any of the following events:

(i)            any material breach of this Agreement by the Employers, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities, or (C) any requirement that the Executive report to a corporate officer or employee of the Employers instead of reporting directly to the Boards of Directors of the Employers, or

(ii)            any material change in the geographic location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employers within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employers shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employers received the written notice from the Executive. If the Employers remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Employers do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(i)            IRS. “IRS” shall mean the Internal Revenue Service.

(j)            Notice of Termination. Any purported termination of the Executive’s employment by the Employers for any reason, including without limitation for Cause or Disability, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers’ termination of the Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 11 hereof.

(k)            Retirement. “Retirement” shall mean voluntary termination by the Executive in accordance with the Employers’ retirement policies, including early retirement, generally applicable to the Employers’ salaried employees.

2.            Term of Employment.

(a)            The Employers hereby employ the Executive as Chairman, President and Chief Executive Officer of each of the Corporation and the Association, and the Executive hereby accepts said employment and agrees to render such services to the Employers on the terms and conditions set forth in this Agreement. Subject to the terms hereof, this Agreement shall terminate on December 31, 2026. Prior to December 31, 2024 and each December 31st thereafter, the Boards of Directors of the Employers shall consider and review (after taking into account all relevant factors, including the Executive’s performance) a one-year extension of the term of this Agreement, and the term shall continue to extend for one additional year as of each December 31st if the Boards of Directors approve such extension unless the Executive gives written notice to the Employers of the Executive’s election not to extend the term, with such notice to be given not less than thirty (30) days prior to any such December 31 anniversary date. If either Board of Directors elects not to extend the term, it shall give written notice of such decision to the Executive not less than thirty (30) days prior to any such December 31 anniversary date. If the Agreement is not extended as of any anniversary date, then this Agreement shall terminate at the conclusion of its remaining term. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

(b)            During the term of this Agreement, the Executive shall perform such executive services for the Employers as is consistent with his titles of Chairman, President and Chief Executive Officer and from time to time assigned to him by the Employers’ Boards of Directors.

3.            Compensation and Benefits.

(a)            The Employers shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $295,630.40 per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Boards of Directors of the Employers and may not be decreased without the Executive’s express written consent. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Boards of Directors of the Employers.

(b)            During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, restricted stock, stock incentive, employee stock ownership, medical or dental insurance or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Employers. The Employers shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employers and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employers. The Association shall continue to pay 100% of the premiums for the medical and dental insurance coverage for the Executive and his spouse. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(c)            During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of the Employers with respect to full-time employees and executive officers. The Executive shall not be entitled to receive any additional compensation from the Employers for failure to take a vacation during a given calendar year, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of the Employers or consistent with Board approved policies related thereto.

(d)            During the term of this Agreement, the Associations shall continue to provide the Executive with an Association-owned automobile, with the Association to be responsible for the payment of (or reimbursement of the Executive for) all expenses associated with the use of such vehicle. including but not limited to insurance, maintenance, repairs and gas.

(e)            The Executive’s compensation, benefits, severance and expenses shall be paid by the Corporation and the Association in the same proportion as the time and services actually expended by the Executive on behalf of each respective Employer. No provision contained in this Agreement shall require the Association to pay any portion of the Executive’s compensation, benefits, severance and expenses required to be paid by the Corporation pursuant to this Agreement.

4.            Expenses. The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, automobile and traveling expenses to the extent necessary to fulfill his obligations hereunder, subject to such reasonable documentation and other limitations as may be established by the Boards of Directors of the Employers. If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor. Such reimbursement shall be made promptly by the Employers and, in any event, no later than March 15th of the year immediately following the year in which such expenses were incurred.

5.            Termination.

(a)          The Employers shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination for Cause or Disability, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)          In the event that (i) the Executive’s employment is terminated by the Employers for Cause, or (ii) the Executive terminates his employment hereunder other than for Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)          In the event that the Executive’s employment is terminated as a result of Disability, Retirement or the Executive’s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(d)          In the event that either prior to a Change in Control or more than two years following a Change in Control (y) the Executive’s employment is terminated by the Employers for other than Cause, Disability or the Executive’s death or (z) such employment is terminated by the Executive for Good Reason, then the Employers shall:

(i)            pay to the Executive, in a single lump sum within five (5) business days following the Date of Termination, a cash severance amount equal to two (2) times the Executive’s Annual Cash Compensation;

(ii)            maintain and provide for a period ending at the earlier of (A) two (2) years subsequent to the Date of Termination or (B) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (ii)), at no premium cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health, dental, vision and accident insurance, and disability insurance plans offered by the Employers in which the Executive was participating immediately prior to the Date of Termination; in each case subject to Sections 5(f) and 5(g) below; and

(iii)            pay to the Executive, in a lump sum within five (5) business days following the Date of Termination, a cash amount equal to the projected cost to the Employers of providing benefits to the Executive for a period of twenty-four (24) months pursuant to any other employee benefit plans, programs or arrangements offered by the Employers in which the Executive was entitled to participate immediately prior to the Date of Termination (other than stock option plans, restricted stock plans, stock incentive plans or retirement plans of the Employers), with the projected cost to the Employers to be based on the costs incurred for the calendar year immediately preceding the year in which the Date of Termination occurs, and with any automobile-related costs to exclude any depreciation on Association-owned automobiles.

(e)            In the event that concurrently with or subsequent to a Change in Control (y) the Executive’s employment is terminated by the Employers for other than Cause, Disability or the Executive’s death, or (z) by the Executive for Good Reason, then the Employers shall, subject to the provisions of Section 6 hereof, if applicable:

(i)            pay to the Executive, in a single lump sum within five (5) business days following the Date of Termination, a cash severance amount equal to three (3) times the Executive’s Annual Cash Compensation;

(ii)            maintain and provide for a period ending at the earlier of (A) three (3) years subsequent to the Date of Termination or (B) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (ii)), at no premium cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health, dental, vision and accident insurance, and disability insurance plans offered by the Employers in which the Executive was participating immediately prior to the Date of Termination; in each case subject to Sections 5(f) and 5(g) below; and

(iii)            pay to the Executive, in a lump sum within five (5) business days following the Date of Termination, a cash amount equal to the projected cost to the Employers of providing benefits to the Executive for a period of thirty-six (36) months pursuant to any other employee benefit plans, programs or arrangements offered by the Employers in which the Executive was entitled to participate immediately prior to the Date of Termination (other than stock option plans, restricted stock plans, stock incentive plans or retirement plans of the Employers), with the projected cost to the Employers to be based on the costs incurred for the calendar year immediately preceding the year in which the Date of Termination occurs, and with any automobile-related costs to exclude any depreciation on Association-owned automobiles.

(f)            In the event that the continued participation of the Executive in any group insurance plan as provided in subsection (ii) of either Section 5(d) or Section 5(e) is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or during the period set forth in such subsection any such group insurance plan is discontinued, then the Employers shall at their election either (i) arrange to provide the Executive with alternative benefits substantially similar to those which the Executive was entitled to receive under such group insurance plans immediately prior to the Date of Termination, provided that the alternative benefits do not trigger the payment of an excise tax under Section 4980D of the Code, or (ii) in the event that the continuation of any insurance coverage pursuant to clause (i) above would trigger the payment of an excise tax under Section 4980D of the Code or in the event such continued coverage is unable to be provided by the Employers, pay to the Executive within ten (10) business days following the Date of Termination (or within ten (10) business days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Employers of providing continued coverage to the Executive until the expiration of the time period set forth in subsection (ii) of either Section 5(d) or Section 5(e), as applicable, with the projected cost to be based on the costs being incurred immediately prior to the Date of Termination (or the discontinuation of the benefits if later), as increased by 10% each year.

(g)            Any insurance premiums payable by the Employers pursuant to Section 5(d) or 5(e) shall be payable at such times and in such amounts (except that the Employers shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Employers, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year.

(h)            Notwithstanding any other provision contained in this Agreement, if either (i) the time period for making any cash payment under this Section 5 commences in one calendar year and ends in the succeeding calendar year or (ii) in the event any payment under this Section 5 is made contingent upon the execution of a general release and the time period that the Executive has to consider the terms of such general release (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid until the succeeding calendar year.

6.            Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers or their successors, would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Employers pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Employers under Section 5 being non-deductible to the Employers pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If the payments and benefits under Section 5 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Employers and paid by the Employers. Such counsel shall promptly prepare the foregoing opinion, but in no event later than ten (10) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained in this Section 6 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7.            Restrictive Covenants

(a)            Non-Competition. As partial consideration for the severance payments and benefits to be provided to the Executive pursuant to Section 5 of this Agreement, the Executive agrees that during the twelve (12) months immediately following the termination of the Executive’s employment (the “Restricted Period”), the Executive will not, directly or indirectly, (i) become a director, officer, employee, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in any parish in the State of Louisiana in which the Association also maintains an office or in any adjacent parish. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning, for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded voting securities of any company engaged in the banking, financial services, insurance, brokerage or other business similar to or competitive with the Employers (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

(b)            Non-Solicitation of Employees. As partial consideration for the severance payments and benefits to be provided to the Executive pursuant to Section 5 of this Agreement, the Executive shall not during the Restricted Period, either directly or indirectly, solicit, induce or hire, or attempt to solicit, induce or hire, any person who was an employee of the Employers (excluding those employees whose employment is terminated by the Employers) during the six months preceding the Executive’s Date of Termination, or any individual who becomes an employee during the Restricted Period, to leave his or her employment with the Employers or join or become affiliated with any other business or entity, or in any way interfere with the employment relationship between any employee and the Employers.

(c)            Non-Solicitation of Customers. As partial consideration for the severance payments and benefits to be provided to the Executive pursuant to Section 5 of this Agreement, the Executive shall not during the Restricted Period, either directly or indirectly, solicit or induce, or attempt to solicit or induce (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of the Employers or any of their subsidiaries or successors), any customer, lender, supplier, licensee, licensor or other business relation of the Employers to terminate its relationship or contract with the Employers, to cease doing business with the Employers, or in any way interfere with the relationship between any such customer, lender, supplier, licensee or business relation and the Employers (including making any negative or derogatory statements or communications concerning the Employers or their directors, officers or employees).

(d)            Value of Restrictive Covenants. For tax and accounting purposes, the Employers shall ascribe a value to the restrictive covenants imposed upon the Executive pursuant to this Section 7, with such value to be deemed reasonable compensation for at least a portion of any severance payments and benefits to be provided to the Executive pursuant to Section 5 of this Agreement.

(e)            Irreparable Harm. The Executive acknowledges that: (i) the Executive’s compliance with Section 7 of this Agreement is necessary to preserve and protect the proprietary rights and the goodwill of the Employers as going concerns, and (ii) any failure by the Executive to comply with the provisions of this Agreement will result in irreparable and continuing injury for which there will be no adequate remedy at law, notwithstanding the value assigned to such restrictive covenants by Section 7(d) above. In the event that the Executive fails to comply with the provisions of this Section 7, the Employers shall be entitled, in addition to other relief that may be proper, to all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order) that may be necessary to cause the Executive to comply with this Agreement, as well as to the recoupment of the value ascribed to such covenants pursuant to Section 7(d) above.

(f)            Scope Limitations. If the scope, period of time or area of restriction specified in this Section 7 are or would be judged to be unreasonable in any court proceeding, then the period of time, scope or area of restriction will be reduced or limited in the manner and to the extent necessary to make the restriction reasonable, so that the restriction may be enforced in those areas, during the period of time and in the scope that are or would be judged to be reasonable. The covenants in Section 7 of this Agreement with respect to the parishes in which the Association has an office shall be deemed to be separate covenants with respect to each parish, and should any court of competent jurisdiction conclude or find that this Agreement or any portion is not enforceable with respect to a parish, such conclusion or finding shall in no way render invalid or unenforceable the covenants herein with respect to any other parish.

(g)            Survival. The provisions set forth in this Section 7 shall survive termination of this Agreement.

8.            Mitigation; Exclusivity of Benefits.

(a)            The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Sections 5(d)(ii)(B) and 5(e)(ii)(B) above.

(b)            The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

9.            Withholding. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

10.            Assignability. The Employers may assign this Agreement and their rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employers may hereafter merge or consolidate or to which the Employers may transfer all or substantially all of their assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11.            Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employers:	Boards of Directors
Magnolia Bancorp, Inc.
Mutual Savings and Loan Association
2900 Clearview Pkwy.
Metairie, Louisiana 70006

To the Executive:	Michael L. Hurley
At the address last appearing on the
personnel records of the Employers

12.            Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In addition, notwithstanding anything in this Agreement to the contrary, the Employers may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

13.            Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Louisiana.

14.            Nature of Obligations. Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

15.            Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.            Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

17.            Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

18.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

19.            Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any renewal of this Agreement and payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359. In the event of the Executive’s termination of employment with the Association and/or Corporation for Cause, all employment relationships and managerial duties with the Association or the Corporation shall immediately cease. Furthermore, following any such termination for Cause, the Executive will not, directly or indirectly, influence or participate in the affairs or the operations of the Association or the Corporation.

20.            Payment of Costs and Legal Fees and Reinstatement of Benefits. In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all legal fees incurred by the Executive in resolving such dispute or controversy, and (b) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement.

21.            Entire Agreement. This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein. All prior agreements between the Employers and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ATTEST:		MAGNOLIA BANCORP, INC.

By:	/s/ Anita C. Cambre	By:	/s/ John Andressen
Name: Anita C. Cambre			John Andressen
Title: Vice President/ Secretary			Vice Chairman of the Board of Directors

MUTUAL SAVINGS AND LOAN ASSOCIATION

By:	/s/ Anita C. Cambre	By:	/s/ John Andressen
Name: Anita C. Cambre			John Andressen
Title: Vice President/ Secretary			Vice Chairman of the Board of Directors

EXECUTIVE

		By:	/s/ Michael L. Hurley
Michael L. Hurley